CODE OF ETHICS OF EMERALD ASSET ADVISORS, L.L.C.

Introduction

This Code of Ethics of Emerald Asset Advisors, LLC (the “Advisor”) has been adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 under the Investment Advisors Act of 1940 (the “Advisors Act”).  It sets forth the standards of business conduct expected of the Advisor’s Supervised Persons and reflects the Advisor’s fiduciary obligations to its clients.  It also sets forth policies and procedures that are designed to ensure that persons subject to this Code of Ethics do not use any investment related information of the Advisor’s clients for personal gain or in a manner detrimental to the interests of the clients.

General Principles

This Code of Ethics incorporates the following general principles. The Advisor and its Supervised Persons:

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Owe a fiduciary obligation to the Advisor’s clients, including the Company.

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Have the duty at all times to place the interests of the Advisor’s clients, including Company shareholders, first.

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Must conduct all of their personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust.

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Should not take inappropriate advantage of their positions in relation to the Advisor’s clients, including the Company.

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Must comply with applicable Federal Securities Laws.

Definitions

This Code of Ethics uses the following defined terms.

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“Access Person” means any Supervised Person who:

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Has access to nonpublic information regarding any clients’ purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund.

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Is involved in making Securities recommendations to clients, or who has access to such recommendations that are nonpublic.

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NOTE: For purposes of this Code of Ethics, all Supervised Persons are considered Access Persons.

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“Administrator” of this Code of Ethics means the Compliance Officer of the Advisor.

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“Automatic Investment Plan” means a program in which regular, periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan or a scheduled contribution of a predetermined amount to a 401K or other formal retirement plan.

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“Beneficial Ownership” means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest, other than the receipt of an advisory fee. ¾ Beneficial Ownership of an account or Security by an Access Person includes ownership of an account or Security by:

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The Access Person’s spouse (other than a legally separated or divorced spouse of the person) and minor children.

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Any immediate family member who lives in the Access Person’s household including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-laws, daughters-in-law, brothers-in-law, sisters-in-law and adoptive relationships.

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Any person to whom the Access Person provides primary financial support, and:

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Whose financial affairs the Access Person controls.

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For whom the Access Person provides discretionary advisory services.

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Any partnership, corporation or other entity of which the Access Person has a 25% or greater interest or exercises effective control (The limited partnerships for which the Advisor serves as general partner and/or investment advisor are not deemed to be Beneficially Owned by an Access Person. For purposes of this Code, the limited partnerships are deemed to be client accounts)

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“Clearing Officer” means any officer of the Advisor who is not:

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Party to the transaction

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Related by blood or marriage to a party to the transaction

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Interested in or affiliated persons of the issuer of the securities at issue.

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“Control” means the power to exercise a controlling influence over the management or policies of a company (unless such power is solely the result of an official position with such company). Any person who owns beneficially, directly or through one or more controlled companies, more than 25% of the voting Securities of a company shall be presumed to control such company.

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“Federal Securities Laws” mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisors Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC” or the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisors, and any rules adopted there under.

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“Initial Public Offering or IPO” means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

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“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933 or to Rules 504, 505 or 506 under the Securities Act of 1933.

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“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell the security.

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“Reportable Fund” means any investment company registered under the 1940 Act for which the Advisor serves as investment advisor or any fund whose investment advisor or principal underwriter controls the Advisor, is controlled by the Advisor, or is under common control with the Advisor.

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“Security” means the same as it does under Section 2(a)(36) of the 1940 Act, except that it does not include:

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Direct obligations of the Government of the United States

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Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

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Shares issued by money market funds.

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Shares issued by open-end funds, other than Reportable Funds and exchange traded funds.

      This is a broad definition. It includes most kinds of investment instruments, such as:

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Shares of exchange traded funds.

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Futures contracts and options on securities, on indexes and on currencies.

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Investments in private investment funds and hedge funds

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Investments in foreign unit trusts and foreign mutual funds.

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A “Security held or to be acquired” by a client or the Company means:

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Any Security, within the most recent 15 calendar days, is or has been held by a client or the Company, or is being or has been considered by the Advisor for purchase by a client or the Company

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Any option to purchase or sell, and any Security convertible into or exchangeable for any Security described above.

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A Security is “being purchased or sold” by a client or the Company from the time an order is given by or on behalf of the client or the Company to the order room of the Advisor until the order is completed or withdrawn.

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A Security is “being considered for purchase or sale” by a client or the Company when the Security is subject to active analytical review by the Advisor in anticipation of developing or refining an investment opinion.

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“Supervised person” means any member, partner, director (or other person occupying a similar status or performing similar functions), officer or employee of the Advisor, or other person who provides investment advice on behalf of the Advisor and is subject to the supervision and control of the Advisor.

Prohibited Activities

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Prohibition Against Fraud, Deceit and Manipulation - The specific provisions and reporting requirements of this Code of Ethics are concerned primarily with the investment activities of Access Persons who may benefit from or interfere with the purchase or sale of portfolio securities by the Advisor’s clients, including the Company. Nevertheless, Supervised Persons are prohibited from engaging in any conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of Securities by the Advisor’s clients. Supervised Persons are also prohibited from using any information concerning the investments of, or investment intentions of the Advisor with respect to, a client, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Advisor’s clients. In addition, no Supervised Person shall, directly or indirectly, in connection with the purchase or sale of a Security held or to be acquired by a client or the Company:

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Employ any device, scheme or artifice to defraud the client.

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Make to the client or the Advisor any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

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Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client.

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Engage in any manipulative practice with respect to the client.

Supervised Persons must report any violation of this Code of Ethics promptly to the CCO.

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Gifts.  It is the policy of the Firm to achieve a balance relative to the receipt/acceptance of gifts from clients or vendors with the avoidance of conflicts of interest or appearances of impropriety.  As such, receipt of a holiday gift or expression of thanks from a client for a job well done is not prohibited, provided that the gift is not cash or a cash equivalent, which are prohibited by the Firm.  However, all non-cash gifts from vendors, the estimated value of which clearly exceeds $200, should be reported to the Chief Compliance Officer.  The above policy recognizes that the dollar value of attendance at certain functions (dinner, golf outing, sporting event) will exceed $200, and is not intended to be prohibited by this policy.  However, attendance at such vendor sponsored events should be reported to the Chief Compliance Officer so that a determination can be made that it (they) is (are) neither excessive nor create(s) the potential for a conflict of interest.

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Interest in Competitors, Clients or Suppliers.  Except with the approval of the Chief Compliance Officer, no employee or member of his immediate family, including spouse, parents, parents-in-law, children or any relative to whose support the employee contributes, either directly or indirectly (“Immediate Family”), shall serve as an employee, officer, director or trustee of, or have substantial interest or business relationship with, a competitor, client or supplier of the Firm (other than an affiliate of the Firm) that could create a divided loyalty or the appearance of one.

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Cash Gifts, Loans, Favors, Etc.  No registered adviser, employee or a member of his Immediate Family shall solicit or accept from any outside concern that does business or competes with the Firm any compensation, gift of cash (or equivalent), loan, lavish entertainment or other substantial favor for his personal benefit.  This section shall not prohibit registered adviser and employees or members of their Immediate Families from obtaining loans made or provided in the normal course of business, or other service (on the same terms as are generally available) from banks or other financial institutions that may have relationships with the Firm.

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Interest in Transactions.  No registered adviser, employee or a member of his Immediate Family shall engage in any transaction involving the Firm if the registered adviser, employee or a member of his Immediate Family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the registered adviser or employee’s normal compensation) except as specifically authorized in writing by the Chief Compliance Officer.

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Other Employment.  No registered adviser or employee may be employed by, or accept compensation from any person or entity other than the Firm or an affiliate of the Firm except as specially authorized in writing by the Chief compliance Officer.  In no event should any registered adviser or employee have any supplemental employment that might cause embarrassment to or jeopardize the interests of the Firm, interfere with its operations, or adversely affect his productivity or that of other registered advisers and employees.

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Diversion of Firm Business Opportunity.  No registered adviser or employee shall acquire, or derive personal gain or profit from, any business opportunity or investment that comes to his attention as a result of his association with the Firm, and in which he knows the Firm might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the Firm, offering the opportunity to the Firm and receiving specific written authorization from the Chief Compliance Officer.

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Service as a Director to Public Companies.   Supervised Persons may not serve on the board of directors of any publicly traded company, without prior authorization of the Advisor, which authorization shall be specifically based upon a determination that the board service would be consistent with the interests of the Advisor’s clients, including the Company and its shareholders. If and when such board service is authorized, the Supervised Person serving as a director will be isolated from other Supervised Persons who make investment decisions involving that company through “Chinese Wall” or other procedures.

Personal Securities Transactions

EAA’s Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1, but also to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities.  Accordingly, EAA will closely monitor Employees’ investment patterns to detect the following practices:

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Frequent and/or short-term (60 days) trades;

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Trading opposite of Client trades; and

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Front-Running Client accounts, which is a practice generally understood to be Employees personally trading ahead of Clients.

If EAA discovers that an Employee is personally trading contrary to the policies set forth above, the Employee may be requested to meet with the CCO and Compliance Committee to review the facts surrounding the transactions.

Reporting Violations and Remedial Actions

EAA takes the potential for conflicts of interest very seriously. As such, EAA requires its Employees to promptly report any violations of the Code of Ethics to the CCO.  EAA’s Senior Management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of EAA’s Personal Security Transaction Policy is determined to have occurred,  the  CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading  rights or  suspension  of  employment  (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing.  All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No Employee shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.

Preclearance of Personal Transactions in IPO’s and Limited Offerings

Rule 204A-1 requires that an advisor’s code of ethics contain a preapproval requirement for the purchase of any security issued in an IPO or in a limited offering (e.g., a private placement) by an access person.  This preclearance requirement is intended to provide advisers with the opportunity to evaluate potential conflicts of interest such as whether an access person is misappropriating an investment opportunity that should first be presented to an eligible client or whether the access person is receiving a personal benefit for directing client business or brokerage. Access persons investing in IPOs or limited offerings must complete the “Limited Offering and IPO Request and Reporting Form” attached to this manual as Exhibit J and obtain compliance approval prior to making the purchase.  The Firm shall maintain a record of any decision, and the reasons supporting the decision, approving the acquisition of such securities by Access Persons for at least five years after the end of the fiscal year in which the approval is granted.

Personal Transactions

With the exception of IPO’s and limited offerings (see previous section), preclearance is not required for personal transactions. However, EAA’s CCO reviews all personal trades carefully within the context of the Emerald Code of Ethics.  Access person short-swing trading, investments in IPOs or private placements and trading in any securities recommended to be held or held by Emerald portfolios will be particularly scrutinized.  Any employee or access person who is considered to have violated the Code of Ethics is subject to disciplinary action which may result in termination. Access persons are strongly discouraged from engaging in short swing trading (buying and selling the same or equivalent securities within 60 days). Any excessive or questionable trading may cause the employee to become subject to preclearance of all trades at the CCO’s discretion. Please refer to section 17.5.1 regarding remedial action for violations.

Procedures to Review Profitable Short-Term Trades

As a means to detect the potential use of Material Non-Public Information in the advisement of Client and employee accounts, the CCO will conduct an analysis of a sample of highly-profitable short-term transactions that occurred.  The CCO’s procedures to complete the review will be as follows:

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Discuss the rationale of the transactions with the individual that initiated the transactions;

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Review the documentation that exists to support the rationale for the transactions;

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Review any electronic correspondence (focusing on the trade dates) regarding the transactions; and

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Review any significant events and news regarding the companies around the dates of the transactions.

All issues noted from the reviews will be brought to the attention of the Compliance Committee.

Personal Transactions in EAA Model Portfolios

Access persons may participate in Emerald model portfolios if an advisory contract is signed with Emerald granting discretion. Access persons may participate equally (buying and selling) in the model securities during rebalancing, while initiating or terminating the accounts or as operationally feasible.  As a matter of practice, access person accounts should either be included in the rebalance of all same model accounts or should be rebalanced after all same model accounts have been processed, never before. The Head Trader is responsible processing these trades in the appropriate order so that no Emerald employee takes an investment opportunity from a client.  If employee and client trades are blocked together for trading or best execution purposes, no employee will receive an allocation until all clients have been fully allocated their total allotment. Any exceptions to this policy must be approved by the CCO.

Personal Transactions in Managed Accounts or Managed Funds

No officer or employee of EAA shall engage in excessive trading or market timing activities with respect to any Managed Account or Mutual Fund.  For purposes of the foregoing, "market timing" shall be defined as a series of purchase and redemption transactions, regardless of size, in and out of the same Managed Account or Fund in a manner that the Compliance Department deems to be excessive.

Reporting of Securities Transactions

Reporting Requirements of Access Persons - Each Access Person must provide to the Administrator the following reports:

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Initial Holdings Reports - Not later than ten (10) days after a person becomes an Access Person, such person must complete, sign and deliver to the Administrator an Initial Holdings Report.  The information contained in the report must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person. In the Initial Holdings Report, the Access Person will be required to provide the following information:

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The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person.

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The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit (i.e., Beneficial Ownership) of the Access Person as of the date the person became an Access Person.

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The date that the report is submitted by the Access Person. NOTE: Reporting is not required for transactions in direct obligations of the Government of the United States; banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; and shares issued by open-end funds, other than Reportable Funds and exchange traded funds.

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Quarterly Transaction Reports - Not later than ten (10) days after the end of each calendar quarter, each Access Person must submit a written report (“Quarterly Transaction Report”) regarding any transaction during the previous calendar quarter in a Security in which the Access Person had any direct or indirect Beneficial Ownership. In the Quarterly Transaction Report, the Access Person will be required to provide the following information:

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The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved.

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The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition).

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The price of the Security at which the transaction was effected.

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The name of the broker, dealer or bank with or through which the transaction was effected.

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The date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any Securities were held during the previous quarter for the direct or indirect benefit of the Access Person, contains the following information:

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The name of the broker, dealer or bank with whom the Access Person established the account.

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The date the account was established.

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The date that the report is submitted by the Access Person.

If an Access Person had no reportable transactions or did not open a new account during the quarter, such person is still required to submit a report. The report must indicate that there were no reportable transactions during the quarter.

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Annual Holdings Reports - Not later than thirty (30) days after the end of the calendar year end, each Access Person must submit a written annual holdings report to the Administrator. The information contained in the Annual Holdings Report must be current as of a date not more than thirty (30) days prior to the date the report was submitted. In the Annual Holdings Report, the Access Person will be required to provide the following information:

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The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership.

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The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person.

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The date that the report is submitted by the Access Person.

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Exemptions From Reporting:

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An Access Person need not make any report with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or Control.

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An Access Person need not submit a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

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An Access Person need not make a Quarterly Transaction Report if the Quarterly Transaction Report would duplicate information contained in broker trade confirmations or account statements received by the Advisor, or a report from the Advisor’s Portfolio Accounting System with respect to the Access Person for the applicable quarterly reporting period provided that:

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such broker trade confirmations or account statements, or reports contain ALL of the information required to be reported in the Quarterly Transaction Reports and

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 the confirmation, statement, or report is provided to the Advisor no later than ten (10) days after the end of the applicable calendar quarter.

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Responsibility to Report - The responsibility for taking the initiative to report is imposed on each Access Person. Any effort by the Advisor to facilitate the reporting process does not change or alter that responsibility.

Confidentiality of Personal Transactions - Except as otherwise provided herein, all personal securities transactions reports and any other information filed under this Code of Ethics will be treated as confidential, provided that such reports and related information may be produced to the SEC and other regulatory agencies.

Confidentiality of Company Transactions - Until disclosed in a public report to shareholders or to the SEC in the normal course of the Company’s business, all information concerning Securities being considered for purchase or sale by the Company shall be kept confidential by all Access Persons. It shall be the responsibility of the CCO to report any non-public portfolio holding disclosure by the Advisor to the Board of Directors of the Company (the “Board”) or any committee appointed by the Board to deal with such information.

Compliance Certification

Every year, each Supervised Person must provide the Advisor with a written certification that he or she has received, read and understood the Code of Ethics of the Advisor and any amendments thereto. A form of compliance certification is attached to this Code of Ethics.

Sanctions

Any violation of this Code of Ethics shall be subject to the imposition of such sanctions by the Advisor as may be deemed appropriate under the circumstances to achieve the purposes of the Rules and this Code of Ethics and may include fines, suspension or termination of employment, censure and/or restitution of an amount equal to the difference between the price paid or received by the Advisor’s client, including the Company, and the more advantageous price paid or received by the offending person.

Administration and Construction

The administration of this Code of Ethics shall be the responsibility of the Compliance Officer of the Advisor who shall serve as the Administrator of this Code of Ethics. The duties of such Administrator shall include:

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Maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment.

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Identifying all Access Persons who are required to make reports under this Code of Ethics, providing each Supervised Person with a copy of this Code of Ethics and any amendments thereto, and informing them of their duties and obligations there under.

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Supervising the implementation of this Code of Ethics by the Advisor and the enforcement of the terms hereof by the Advisor.

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Maintaining or supervising the maintenance of all records and reports required by this Code of Ethics.

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Issuing either personally, or with the assistance of counsel as may be appropriate, an interpretation or waiver of this Code of Ethics, which is consistent with the objectives of the Rules and this Code of Ethics.

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Conducting such inspections or investigations, including scrutiny of the list referred to in paragraph (B)(5) of this Section, as shall reasonably be required to detect and report, with his or her recommendations, any apparent violations of this Code of Ethics to the Board of Directors of the Company or any Committee appointed by the Board to deal with such information.

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Submitting a written, annual report to the Board of Directors of the Company that:

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Contains a description of any violation and the sanction imposed, transactions which suggest a possibility of a violation, any exemptions or waivers found appropriate by the Administrator; and any other significant information concerning the appropriateness of this Code of Ethics.

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Certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

Required Records

The Administrator shall maintain or cause to be maintained at the Advisor’s principal place of business and made available to the Commission or any representative of the Commission the following records:

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A copy of this and any other Code of Ethics adopted pursuant to the Rules which have been in effect during the past five (5) years must be maintained in an easily accessible place.

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A record of any violation of this Code of Ethics and of any action taken as a result of such violation must be maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurred.

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A copy of each report made by an Access Person pursuant to this Code, including any information provided in lieu thereof, must be maintained for at least five (5) years from the end of the fiscal year in which it was made, the first two (2) years in an easily accessible place.

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A record of all persons who are, or within the past five (5) years have been, required to submit reports under this Code of Ethics, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

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A copy of each written report submitted to the Board must be maintained for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place.

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A record of any decision and the reasons supporting the decision, to approve any transaction in a Security by an Access Persons must be maintained for at least five (5) years after the end of the fiscal year in which such approval is granted.

Amendments and Modifications

Any amendment or modification of this Code of Ethics must be in writing and approved by a majority vote of the Compliance Committee.